Code of Ethics

As Updated: 4/23/15

Table of Contents

DUTIES OF COVERED PERSONS	Section 1
Professionalism
Integrity of Capital Markets
Duties to Clients
Duties to Employer
Investment Analysis, Recommendations and Action
Conflicts of Interest

FIDUCIARY CAPACITY	Section 2
Fiduciary Duty
Fiduciary Principles
Fiduciary Obligations
Fiduciary Obligations under ERISA

PERSONAL SECURITIES TRANSACTIONS	Section 3
Definitions
Purpose
Pre-clearance
Holding Periods
Penalties
Monitoring
Reporting
IPOs and Private Placements

Section 1 – DUTIES OF COVERED PERSONS

1) Professionalism

a)	Knowledge of the Law

Covered Persons must understand and comply with all applicable laws, rules and regulations of any government, regulatory organization, licensing agency or professional association governing their professional activities. In the event of conflict, members and employees must comply with the more strict law, rule or regulation. Covered Persons must not knowingly participate or assist in and must dissociate from any violation of such laws, rules or regulations.

b)	Independence and Objectivity

Covered Persons must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Covered Persons must not offer, solicit or accept any gift, benefit, compensation or consideration that reasonably could be expected to compromise their own or another’s independence and objectivity.

c)	Misrepresentation

Covered Persons must not knowingly make any misrepresentations relating to investment analysis, recommendations, actions or other professional activities.

d)	Misconduct

Covered Persons must not engage in any professional conduct involving dishonesty, fraud or deceit or commit any act that reflects adversely on their professional reputation, integrity or competence.

2) Integrity of Capital Markets

a)	Material Nonpublic Information

Covered Persons who possess material nonpublic information that could affect the value of an investment must not act or cause others to act on the information.

b)	Market Manipulation

Covered Persons must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

3) Duty to Clients

a)	Loyalty, Prudence and Care

Covered Persons have a duty of loyalty to their clients and must act with reasonable care and exercise prudent judgment. Covered Persons must act for the benefit of their clients and place their clients’ interests before their employer’s or their own interests. In relationships with clients, Covered Persons must comply with such duty to persons and interests to whom it is owed.

b)	Fair Dealing

Covered Persons must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action or engaging in other professional activities.

c)	Suitability

When Covered Persons are in an advisory relationship with a client, they must:

(1)	Make a reasonable inquiry into a client’s or prospective clients investment experience, risk and return objectives and financial constraints prior to making any investment recommendation or taking investment action and must reassess and update this information regularly.

(2)	Determine that an investment is suitable to the client’s financial situation and consistent with the client’s written objectives, mandates and constraints before making an investment recommendation or taking investment action.

(3)	When Covered Persons are responsible for managing a portfolio to a specific mandate, strategy or style, they must only make investment recommendations or take investment actions that are consistent with the stated objectives and constraints of the portfolio.

d)	Preservation of Confidentiality

Covered Persons must keep information about current, former and prospective clients confidential unless:

(1)	The information concerns illegal activities on the part of the client or prospective client.

(2)	Disclosure is required by law.

(3)	The client or prospective client permits disclosure of the information (i.e., sharing data with FactSet, account custodians or executing brokers as part of the investment management process).

e)	Communication with Clients and Prospective Clients

Covered Persons must:

(1)	Communicate with clients on an ongoing and timely basis.

(2)	Ensure that disclosures are truthful, accurate, complete and understandable and are presented in a format that communicates the information effectively.

(3)	Disclose to clients and prospective clients the basic format and general principles of the investment processes used to analyze investments, select securities and construct portfolios and must promptly disclose any changes that might materially affect those processes.

(4)	Use reasonable judgment in identifying which factors are important to their investment analyses, recommendations or actions and include those factors in communications with clients and prospective clients.

(5)	Distinguish between fact and opinion in the presentation of investment analysis and recommendations.

(6)	Make reasonable efforts to ensure that it is fair, accurate, relevant, timely and complete.

4) Duties to Employer

a)	Loyalty

In matters related to their employment, employees must act for the benefit of Elk Creek Partners and not deprive Elk Creek Partners of the advantage of their skills and abilities, divulge confidential information or otherwise cause harm to Elk Creek Partners.

b)	Additional Compensation Arrangements

Covered Persons must not accept gifts, benefits, compensation or consideration that competes with, or might reasonably be expected to create a conflict of interest with, Elk Creek Partners’ interest unless they obtain written consent from the CCO of Elk Creek Partners.

c)	Responsibilities of Supervisors

Elk Creek Partners is responsible for ensuring adequate supervision over the activities of all persons who act on its behalf. Specific duties include, but are not limited to:

(1)	Establishing procedures that could be reasonably expected to prevent and detect violations of the law by its advisory personnel;

(2)	Analyzing its operations and creating a system of controls to ensure compliance with applicable securities laws;

(3)	Ensuring that all advisory personnel fully understand Elk Creek Partners’ policies and procedures; and

(4)	Establishing a review system designed to provide reasonable assurance that Elk Creek Partners’ policies and procedures are effective and being followed.

5) Investment Analysis, Recommendations and Action

a)	Diligence and Reasonable Basis

Covered Persons must:

(1)	Exercise diligence, independence and thoroughness in analyzing investments, making investment recommendations and taking investment actions.

(2)	Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis, recommendation or action.

b)	Trading Activity

Covered Persons must:

(1)	Use commissions generated from client trades to pay for only investment-related products and services that directly assist the Manager in its investment decision making process, and not in the management of the firm.

(2)	Maximize client value by seeking best execution for all client transactions.

(3)	Abide by established policies meant to ensure fair and equitable trade allocations among client accounts as laid out in the Policies and Procedures manual.

6) Infrastructure

a)	Elk Creek Partners shall appoint a compliance officer responsible for administering the policies and procedures and for investigating complaints regarding the conduct of the Company or its personnel.

b)	Elk Creek Partners shall employ qualified staff and sufficient human and technological resources to thoroughly investigate, analyze, implement and monitor investment decisions and actions.

c)	Elk Creek Partners shall establish a business-continuity plan to address disaster recovery or periodic disruptions of the financial markets.

d)	Elk Creek Partners shall establish a firm wide risk management process that identifies, measures and manages the risk position of the Company and its investments, including the sources, nature and degree of risk exposure.

Covered Persons must:

(1)	Ensure that portfolio information provided to clients by the Company is accurate and complete and arrange for independent third-party confirmation or review of such information (i.e. a custodian).

(2)	Use fair-market prices to value client holdings and apply, in good faith, methods to determine the fair value of any securities for which no independent, third-party market quotation is readily available.

7) Disclosures

Elk Creek Partners and its Covered Persons must disclose the following:

(1)	All matters that could reasonably be expected to impair their independence and objectivity or interfere with respective duties to their clients, prospective clients and employer.

(2)	Regulatory or disciplinary action taken against the Company or its personnel related to professional conduct.

(3)	The investment process (see Section 5 a) for more detail)

(4)	Management fees and other investment costs charged to investors, including what costs are included in the fees and the methodologies for determining fees and costs.

(5)	The amount of any soft or bundled commissions, the goods and services received in return and how those goods and services benefit the client.

(6)	Client performance (see Section D for more detail)

(7)	Valuation methods used to make investment decisions and value client holdings.

(8)	Shareholder voting policies.

(9)	Results of any reviews or audits of client accounts.

(10)	Significant personnel or organizational changes that have occurred at the Company.

(11)	Risk management processes.

(12)	The priority of transactions. Investment transactions for clients and employers must have priority over investment transactions in which an Access Person is the beneficial owner.

(13)	Any payment of referral fees. This includes any compensation, consideration or benefit received from, or paid to, others for the recommendation of products or services.

8) Recordkeeping

a)	Elk Creek Partners shall keep copies of their code of ethics, records of violations of the code and actions taken as a result of the violations, and copies of their supervised persons’ written acknowledgment of receipt of the code.

b)	The Company requires prompt internal reporting of violations of the code of ethics, but does not require Control Persons to keep records of these whistleblower reports.

c)	Under Rule 204-2(a)(13), as amended, Elk Creek Partners is required to keep a record of the names of their access persons, the holdings and transaction reports made by access persons and records of decisions approving access persons’ acquisition of securities in IPOs and limited offerings.

d)	The standard retention period required for the Company’s books and records under rule 204-2 is five years, in an easily accessible place, the first two years in an appropriate office of the investment adviser. Elk Creek Partners must maintain the records required under amended rule 204-2(a)(12) and (13) for this standard period, subject to special holding requirements for certain categories of records as specified in amended rule 204- 2(a)(12) and (13). Codes of ethics must be kept for five years after the last date they were in effect. Supervised person acknowledgements of the code must be kept for five years after the individual ceases to be a supervised person. Similarly, the list of access persons must include every person who was an access person at any time within the past five years, even if some of them are no longer access persons of the adviser.

Section 2 – FIDUCIARY CAPACITY

1) Fiduciary Duty

Pursuant to Section 206 of the Advisers Act, both Elk Creek Partners and its IARs are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that Elk Creek Partners has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

2) Fiduciary Principles

a)	Disinterested Advice

Elk Creek Partners must provide advice that is in the client’s best interest and IARs must not place their interests ahead of the client’s interests under any circumstances.

b)	Written Disclosures

Both the Disclosure Brochure (Form ADV, Part II) and Elk Creek Partners’ Advisory Services Agreement must include language detailing all material facts regarding Elk Creek Partners, the advisory services rendered, compensation and conflicts of interest. It is the responsibility of the Designated Supervisor to ensure that all clients are provided with these documents and that they contain the proper disclosure language.

c)	Oral Disclosures

Where regulations require specific oral disclosures to be provided to clients, the Designated Supervisor should review with IARs the proper manner in which to affect such disclosures, as well as establish procedures for monitoring compliance.

d)	Conflicts of Interest

IARs must disclose any potential or actual conflicts of interest when dealing with clients. For example, if investment advice includes transaction recommendations that would be executed through Elk Creek Partners or an affiliate of Elk Creek Partners, then the advice given would be subject to an inherent conflict of interest.

e)	Confidentiality

Client records and financial information must be treated with strict confidentiality. Under no circumstances should such information be disclosed to any third-party that has not been granted permission from the client to receive such information.

f)	Fraud

Engaging in any fraudulent or deceitful conduct with clients or potential clients is strictly prohibited. Examples of fraudulent conduct include, but are not limited to: misrepresentation, nondisclosure of fees, and misappropriation of client funds.

3) Fiduciary Obligations

Elk Creek Partners and its IARs are subject to the following specific fiduciary obligations when dealing with clients:

a)	The duty to have a reasonable, independent basis for the investment ad vice provided;

b)	The duty to obtain best execution for a client’s securities transactions where the IAR is in a position to direct brokerage transactions for that client;

c)	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs, and circumstances; and

d)	A duty to be loyal to clients. 4)

Fiduciary Obligations under ERISA

a)	Defined

Under ERISA, a fiduciary is any person who:

(1)	Exercises discretionary authority or control involving the management or disposition of plan assets;

(2)	Renders investment advice for a fee; or

(3)	Has any discretionary authority or responsibility for the administration of the plan.

b)	Requirements

Where Elk Creek Partners acts as a fiduciary under ERISA, it must:

(1)	Act solely in the interests of the participant and their beneficiaries;

(2)	Offset the expenses of administration of the plan;

(3)	Act with the care, skill, prudence and diligence that a prudent person would use in the same situation;

(4)	Diversify plan investments to reduce the risks of large losses unless it is clearly prudent not to do so; and

(5)	Act according to the terms of the plan documents, to the extent the documents are consistent with ERISA.

c)	Policy

It is the policy of Elk Creek Partners and its IARs not to engage in fraudulent, deceptive or manipulative conduct. More than simply following applicable laws and regulations, it is the firm’s policy to act solely in the best interest of our clients, as a fiduciary.

d)	Procedure

In addition to the monitoring described in the section below, Elk Creek Partners seeks to ensure all decisions are made with the best interests of our clients in mind by limiting the offer or acceptance of gifts by covered persons. Gifts offered or received must not be greater in value than $100 and must be reported to the Chief Compliance Officer, at the time of offer or receipt. Meals and attendance at events that may exceed $100 are allowable if accompanying (accompanied by) the party receiving (purchasing) the meal or admission to the event, in the course of normal business activity.

e)	Monitoring

On no less than an annual basis each employee shall complete and return to the CCO an Annual Compliance Checklist, which includes questions related to the fulfillment of ERISA requirements, among other compliance questions. The CCO shall review each form and investigate any employee’s response that would be indicative of a breach of Elk Creek Partners’ fiduciary policy. A copy of the completed Annual Compliance Checklists shall be maintained by the CCO. In addition, an annual ERISA audit is performed by the CCO and the results filed as appropriate.

Section 3 - PERSONAL SECURITIES TRANSACTIONS

1) Definitions. For the purpose of this section:

a)	Access person means: Any supervised person:

(1)	Who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund;

(2)	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; or

(3)	All directors, officers and partners.

b)	Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

c)	Beneficial ownership is interpreted in the same manner as it would be in determining whether a person has beneficial ownership of a security for purposes of section 16 of the Securities Exchange Act of 1934 (15 U.S.C. 78p) and the rules and regulations there under. Generally speaking, Elk Creek Partners views beneficial ownership to mean ownership within the immediate family of, or in an entity that would provide direct financial benefit from securities purchased to, the access person.

d)	Federal securities laws includes but is not limited to: the Securities Act of 1933 (15 U.S.C. 77a-aa), the Securities Exchange Act of 1934 (15 U.S.C. 78a — mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116 Stat. 745 (2002)), the Investment Company Act of 1940 (15 U.S.C. 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b), Title V of the Gramm-Leach-Bliley Act (Pub. L. No. 106-102, 113 Stat. 1338 (1999), any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311 — 5314; 5316 — 5332) as it applies to funds and investment advisers, and any rules adopted there under by the Commission or the Department of the Treasury. Generally speaking, Elk Creek Partners will comply with all applicable regulations related to our business.

e)	Fund means an investment company registered under the Investment Company Act.

f)	Initial public offering means an offering of securities registered under the Securities Act of 1933 (15 U.S.C. 77a), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)).

g)	Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) (15 U.S.C. 77d(2) or 77d(6)) or pursuant to §§ 230.504, 230.505, or 230.506 of this chapter. The term could also be referred to as Private Placement in this document.

h)	Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

i)	Reportable fund means:

(1)	Any fund for which you serve as an investment adviser or subadvisor as defined in section 2(a)(20) of the Investment Company Act of 1940 (15 U.S.C. 80a-2(a)(20)) (i.e., in most cases you must be approved by the fund’s board of directors before you can serve); or

(2)	Any fund whose investment adviser, subadviser or principal underwriter controls you, is controlled by you, or is under common control with you. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act of 1940 (15 U.S.C. 80a-2(a)(9)).

j)	Reportable security means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)), except that it does not include:

(1)	Direct obligations of the Government of the United States;

(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(3)	Shares issued by money market funds;

(4)	Shares issued by open-end funds other than reportable funds; and

(5)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

2)	Policy

It is the Policy of Elk Creek Partners to conduct its business with the highest level of ethical standards and in keeping with its fiduciary duties to its clients. Elk Creek Partners seeks to put in place procedures to ensure that the interests of clients are always considered before those of the firm and individual members or employees.

3)	Procedure

a)	Pre Clearance

Pre Clearance approval from the CCO must be obtained by all Covered Persons when placing a securities transaction involving securities in which they have a beneficial interest, ownership or control. The Covered Person involved must submit a written Pre Clearance request, that may be an email, to the CCO when placing a trade in a reportable security under the following guidelines and receive back written approval, which may also be an email, from the CCO.

The written request or email must contain the following information:

(1)	Nature of the trade (buy, sell, short, cover); and

(2)	The security for which pre clearance is requested along with a ticker or other identifier as appropriate (stock, bond, puts, calls, ETFs, etc.)

b)	Approval

(1)	Pre-clearance will not be granted for purchases of securities owned by clients in accounts managed by Elk Creek Partners.

(a)	Stocks held by covered persons in their initial holdings report will be grandfathered and continued ownership will be allowed.

(b)	Pre clearance for the sale of these securities will be evaluated and approved or denied on a case by case basis with approval dependent on whether the stock is still owned for clients and, if so, the reason the trade is appropriate for the covered person and not for clients.

(c)	The CCO will memorialize the evaluation and approval process for these situations.

(2)	Approval is valid for the trading day on which the CCO’s written approval is granted. Partial fills must be cleared again the following day to be completed.

(3)	The CCO will make every attempt to respond to pre clearance requests within three hours of the request being submitted. Failure of the CCO to respond to the pre-approval request is not approval. Negative consent is not an approval procedure or option.

(4)	The CCO, upon receipt of a request for pre clearance, will take the necessary steps to ensure the Company does not plan to trade the security in question in the immediate future. These steps may include asking members of the investment team and trading desk why the security in question is not appropriate for client accounts or whether any other member of the investment team plans to trade the stock in the immediate future.

(5)	Personal trades placed by the CCO require pre-clearance approval from managers/principals of Elk Creek Partners

c)	Holding Period

For all personal equity holdings a holding period of 30 days will be enforced. Exceptions will be made for sales of securities at a loss from initial cost. A holding period will not be enforced on personal trades in ETFs. All other securities will be evaluated with regards to their individual circumstances. The intent of our procedures is not to allow options trades to circumvent holding period requirements. Covered persons are expected to exercise restraint in the volume of personal trades. The frequency of trading activity will be regularly monitored by the CCO.

d)	Penalties

(1)	If an Access Person places a trade when Elk Creek Partners is also in the market for clients and the execution has a better price than that received by the client, the difference between prices times the number of shares traded by the Access Person will be required to be disgorged and the proceeds donated to charity on behalf of the client.

(2)	Additional penalties for a continuing pattern of violations may be assessed. These penalties will be at the discretion of the CCO.

(a)	If proper pre clearance is sought and granted and a portfolio manager changes his mind after the personal trade is made, the CCO may, at their discretion, waive penalties that would otherwise have occurred due to the violation. This does not apply to the disgorgement of profit if the trade has an advantage as compared to a client account.

(b)	If a serious or flagrant pattern of violations becomes apparent, the CCO may bring the matter to the attention of the board of directors of Elk Creek Partners and recommend more stringent disciplinary action.

e)	Monitoring

(1)	Activity shown in reportable securities on monthly statements is matched to preclearance requests and discrepancies noted.

(2)	Annually, personal holdings submissions are matched to the prior year’s holdings or to the initial holdings report to show any activity that may not have been properly pre-cleared.

(3)	The timing of trades is also reviewed in this process to ensure the 30-day holding periods are upheld and that Elk Creek Partners’ clients were not in the market at the same time as an Access Person.

f)	Reporting

On no less than an annual basis each employee of Elk Creek Partners shall complete an attestation as to their activities regarding Duty to Clients, Prohibited Acts, Conflicts of Interest, Suitability of advice given to clients and the employee’s Supervision and Personal Securities Transactions. The CCO shall review each of the members or employees responses and investigate any that appear to be a breach of Elk Creek Partners’ policy. The CCO’s personal attestation will be reviewed by manager/principals of Elk Creek Partners.

(1)	Initial and Annual Holdings Reports

A complete report of each access person’s reportable securities holdings, within ten (10) days of the person becoming an Access Person and at least once a year thereafter must be completed by each Access Person. The holdings reports must be current as of a date not more than 45 days prior to the individual becoming an access person (initial report) or the date the report is submitted (annual report). The CCO shall review the Initial and Annual Holdings Reports. The Holdings Reports must contain at least the following information:

(a)	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number;

(b)	Number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership; and

(c)	The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit.

(2)	Quarterly Transaction Reports

Quarterly reports of all personal securities transactions by Access Persons must be completed and submitted to the CCO no later than 30 days after the close of the calendar quarter. Personal securities transactions by the CCO must be completed and submitted to managers/principals of Elk Creek Partners.

(a)	The Quarterly Transaction Report (or duplicate information) must contain at least the following information for each transaction:

i.	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number; interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

ii.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

iii.	The price of the security at which the transaction was effected;

iv.	The name of the broker, dealer or bank with or through which the transaction was effected; and

v.	The date the Access Person submits the report.

(b)	Access Persons are excused from submitting transaction reports that would duplicate information contained in trade confirmations or account statements that Elk Creek Partners holds in its records, provided Elk Creek Partners has received those confirmations or statements not later than 30 days after the close of the calendar quarter in which the transaction takes place.

4) Exceptions to Reporting Requirements

There are two exceptions to Elk Creek Partners’ personal securities transaction reporting. No reports are required:

a)	With respect to transactions effected pursuant to an automatic investment plan.

b)	With respect to transactions involving securities held in accounts over which the Access Person had no direct or indirect influence or control.

5) Reportable Securities

Access persons must submit holdings and transaction reports for “reportable securities” in which the Access Person has, or acquires, any direct or indirect beneficial ownership. An Access Person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the access person’s household. Reportable securities are defined in the Definitions section above (#10).

6) Initial Public Offerings or Private Placements

Access persons may not invest in an initial public offering (“IPO”). Investment in private placements will require pre clearance with the CCO. Approval for private placements will be made based on the specific circumstances of each pre clearance.